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                                                                     Exhibit 12
                       W. R. GRACE & CO. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                           (in millions except ratios)
                                   (Unaudited)

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                                                                                                              Three Months Ended
                                                                           Years Ended December 31,  (b)           March 31,
                                                              ----------------------------------------------  ------------------
                                                                1993(c)     1992(d)   1991       1990   1989      1994   1993(b)
                                                                -------     -------   ----       ----   ----      ----   -------
Net income from continuing operations. . . . . . . . . . . .    $134.4    $   57.7    $201.7    $174.6    $145.9   $38.2   $31.7
  Add (deduct):
  Provision for income taxes . . . . . . . . . . . . . . . .      86.8       134.8     132.5      97.5      61.3    10.7    22.0

  Income taxes of 50%-owned companies. . . . . . . . . . . .        .1         2.1       1.5       1.9       1.2       -       -

  Minority interest in income of
    majority-owned subsidiaries. . . . . . . . . . . . . . .         -           -         -       1.2        .6       -       -

  Equity in unremitted earnings of
    less than 50%-owned companies. . . . . . . . . . . . . .      (1.3)       (1.8)     (2.5)     (2.1)      (.3)   (1.1)    (.4)

  Interest expense, including amortization
    of capitalized interest. . . . . . . . . . . . . . . . .     119.8       152.9     198.4     235.7     224.8    21.6    29.9

  Amortization of debt discount and expense. . . . . . . . .       4.3         1.5       2.1       1.9       1.9      .3      .5

  Estimated amount of rental expense
    deemed to represent the interest factor. . . . . . . . .      21.3        26.6      21.7      21.0      19.1     8.3     7.1
                                                                ------      ------    ------    ------    ------   -----   -----
Income as adjusted . . . . . . . . . . . . . . . . . . . . .    $365.4      $373.8    $555.4    $531.7    $454.5   $78.0   $90.8
                                                                ------      ------    ------    ------    ------   -----   -----
                                                                ------      ------    ------    ------    ------   -----   -----

Combined fixed charges and preferred stock dividends:
  Interest expense, including capitalized
  interest . . . . . . . . . . . . . . . . . . . . . . . . .    $119.9      $166.5    $213.3    $244.7    $229.3    $22.3   $30.0

  Amortization of debt discount and expense. . . . . . . . .       4.3         1.5       2.1       1.9       1.9       .3      .5

  Estimated amount of rental expense
  deemed to represent the interest factor. . . . . . . . . .      21.3        26.6      21.7      21.0      19.1      8.3     7.1
                                                                ------      ------    ------    ------    ------    -----   -----

Fixed charges. . . . . . . . . . . . . . . . . . . . . . . .     145.5       194.6     237.1     267.6     250.3     30.9    37.6

Preferred stock dividend requirements (a). . . . . . . . . .        .9          .9        .9        .8        .7       .2      .2
                                                                ------      ------    ------    ------    ------    -----   -----

Combined fixed charges and preferred
   stock dividends . . . . . . . . . . . . . . . . . . . . .    $146.4      $195.5    $238.0    $268.4    $251.0    $31.1   $37.8
                                                                ------      ------    ------    ------    ------    -----   -----
                                                                ------      ------    ------    ------    ------    -----   -----

Ratio of earnings to fixed charges . . . . . . . . . . . . .      2.51        1.92      2.34      1.99      1.82     2.52    2.41
                                                                ------      ------    ------    ------    ------    -----   -----
                                                                ------      ------    ------    ------    ------    -----   -----

Ratio of earnings to combined fixed charges
   and preferred stock dividends . . . . . . . . . . . . . .      2.50        1.91      2.33      1.98      1.81     2.51    2.40
                                                                ------      ------    ------    ------    ------    -----   -----
                                                                ------      ------    ------    ------    ------    -----   -----

(a) Preferred stock dividend requirements, increased to an amount representing the pretax earnings that would be required to cover such dividend requirements based on the effective tax rates for the periods presented.
(b)  Restated to conform to the 1994 presentation.
(c) Includes a provision of $159.0 relating to asbestos-related insurance coverage.
(d)  Includes a provision of $140.0 relating to a fumed silica plant in Belgium.

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